Exhibit 99(c)

                         SDNB FINANCIAL CORP.
                SUBSCRIPTION OFFERING OF UP TO 769,582
                         OF ITS COMMON STOCK

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

SDNB Financial Corp. (the "Company") is offering (the "Subscription Offering"), upon the terms and subject to the conditions set forth in the enclosed Prospectus, dated ___________, 1995 (the
"Prospectus"), and the enclosed Subscription Warrant, up to 769,582 shares of its Common Stock, no par value per share, to holders of record of the Common Stock (the
"Shareholders") on April 20, 1995 (the "Record Date"), at a price of $4.34 per share, pursuant to transferable subscription rights (the "Basic Subscription Rights" and, together with the Oversubscription Rights (as defined in the Prospectus referred to below), the "Subscription Rights").

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee or who hold shares of Common Stock registered in their own names to obtain instructions as to whether your clients would like you to exercise or attempt to sell the Basic Subscription Rights or exercise their Oversubscription Rights on their behalf.

The Corporation will not pay any fees or commissions to any broker or dealer or other person for soliciting exercises or sales of Subscription Rights pursuant to the Subscription Offering. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     Enclosed are copies of the following documents:
          1.  The Prospectus;
          2. The Subscription Warrant for your use and for the information of your clients;
          3. A form of Transmittal Letter to Shareholders which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;
          4. An Instructions Booklet containing instructions on how to correctly complete the Subscription Warrant; and
          5. A return envelope addressed to American Stock Transfer & Trust Company (the "Subscription Agent").

Your prompt action is requested. The Subscription Offering will expire at 5:00 p.m., New York time, on ____________, 1995 (such date, as it may be extended by the Company as provided in the Prospectus, the "Expiration Date"), unless the Subscription Offering is extended by the Company to a date not later than ___________, 1995.

To participate in the Subscription Offering, properly completed and executed Subscription Warrants and payments for all Subscription
Rights exercised must be delivered to the Subscription Agent as indicated in the Subscription Warrant and the Prospectus prior to 5:00 p.m., New York time, on the Expiration Date.

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Additional copies of the enclosed materials may be obtained from Western
Financial Corporation (the "Information Agent") or the
Subscription Agent. The Information Agent's toll-free telephone number is ______________.


                              Very truly yours,

                              SDNB FINANCIAL CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE CORPORATION OR OF THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE SUBSCRIPTION OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.